(Letterhead of Michael L. Labertew, Esq.)

                                               June 27, 2001


Pacific International Holding, Inc.
163-10 Northern Boulevard #202
Flushing, New York 11458

Colonial Stock Transfer Company
455 East 400 South
Salt Lake City, UT 84111

Re:       Opinion concerning the legality of the securities to be issued pursuant to the Registration Statement on Form S-8 to be filed by Pacific International Holding, Inc., a Utah corporation

Dear Sirs or Madams:

          As counsel for Pacific International Holding, Inc., a Utah corporation (the "Company"), and in connection with the issuance of 500,000 shares of the Company's $0.001 par value common stock (the "Securities") to four individual consultants (the "Consultants") pursuant to a written compensation agreement, a copy of which is incorporated herein by reference ("Consultant Compensation Agreement" [the "Plan"]), and as set forth in Exhibit "A" attached hereto, I have been asked to render an opinion as to the legality of these Securities, which are to be covered by a Registration Statement to be filed by the Company on Form S-8 of the Securities and Exchange Commission (the "Commission"), and as to which this opinion is to be filed as an exhibit.

          As you are aware, no services to be performed and billed to you which are in any way related to a "capital raising" transaction may be paid by the issuance of Securities pursuant to the Plan. In this respect, I am relying on the written representations of the plan participant, which representations accompany the Plan.

          In connection with rendering my opinion, which is set forth below, I have reviewed and examined originals or copies of the following documents, to-wit:

          1.   Articles of Incorporation and all amendments thereto;

          2.   Bylaws;

          3.   The company's most recent 10-KSB;

          4. All SEC filings for the past twelve months, including all 10-QSB's;

          5.   A copy of the Plan;

          6. The Unanimous Consent of the Board of Directors adopting the Plan, designating the name of the Plan and the name, address and telephone number of the Plan's agent; and

          7. Verification of the type of services rendered and to be rendered, Securities Act Release No. 7506, dated February 17, 1998, and International Series Release No. 1167, dated March 2, 1999.

          I have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as I have deemed reasonable, necessary or prudent under the circumstances. Also, in rendering this opinion, I have reviewed various statutes and judicial precedence as I have deemed relevant or necessary.

          Further, as counsel for the Company, I have discussed the items relied upon in rendering this opinion and the documents I have examined with one or more directors and executive officers of the Company, and in all instances, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity with the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. I have further assumed that the recipients of these Securities under the Plan will have paid the consideration required under the terms of the Plan prior to the issuance of the Securities, and that none of the services performed by the recipients shall be related to "capital raising" transactions.

          Based upon the foregoing and in reliance thereon, it is my opinion that, subject to the limitations set forth in the Plan, the Securities to be issued pursuant to the Plan will, upon their issuance and delivery to the recipients thereof, after receipt of full payment therefor, be deemed duly and validly authorized, legally issued and fully paid and non-assessable under Utah Corporation Law, and may be issued without restrictive legend.

         This opinion is expressly limited in scope to the Securities described herein and which are to be expressly covered by the above referenced Registration Statement and does not cover any subsequent issuances of any securities to be made in the future pursuant to any other plans, if any, pertaining to services performed in the future. Any such transactions are required to be included in a new Registration Statement or a post-effective amendment to the above referenced Registration Statement, which will be required to include a revised or a new opinion concerning the legality of the Securities to be issued.

          Further, this opinion is limited to the corporate laws of the State of Utah and the securities laws, rules and regulations of the United States, and I express no opinion with respect to the laws of any other jurisdiction.

          I consent to the filing of this opinion with the Commission as an exhibit to the above referenced Registration Statement; however, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent, other than for your issuance of the shares as set forth herein.

           This opinion is based upon my knowledge of the law and facts as of the date hereof, and I assume no duty to communicate with you with respect to any matter which may hereafter come to my attention.

                                   Yours very sincerely,


                                   /s/ Michael L. Labertew
                                       Attorney at Law



                   Exhibit "A"

Name of shareholder           # of shares to be issued under S-8

Cox Lee                            141,520
Huang Keng Chit                    100,000
Edward Dong                         58,480
Justeene Blankenship               200,000